Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
The Board of Directors of the Fund has authorized quarterly distributions of $0.18 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$275.35	Daily Average Number of Shares Traded[2]	15,052
NAV per share[1]	$18.35	Outstanding Shares[3]	15,005,224
Closing price[2]	$15.74	Expense Ratio (10/31/2021)	1.45%
Discount	14.22%	Portfolio Turnover (10/31/2021)	18.03%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	12.19%	17.95%	17.95%	10.70%	5.41%	3.31%
MXF NAV	10.94%	17.70%	17.70%	10.41%	6.49%	3.49%
MSCI Mexico Index	12.55%	22.08%	22.08%	10.02%	5.64%	1.76%
These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During December 2021, the Fund repurchased no shares.

Top Ten Holdings (66.12% of Net Assets)
1 América Móvil	16.12%	6 Cemex	4.93%
2 Wal-Mart de México	9.02%	7 Ternium	3.79%
3 Grupo México	8.21%	8 Gruma	3.72%
4 Grupo Financiero Banorte	6.59%	9 Orbia Advance Corporation	3.70%
5 Fomento Económico Mexicano	6.48%	10 Alfa	3.56%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets registered positive returns during December 2021. The MSCI World Index and the MSCI Emerging Markets Index increased 4.2% and 1.6%, respectively, during the month. During calendar year 2021, the MSCI World Index increased 20.1%, while the MSCI Emerging Markets Index decreased 4.6%. In the United States, the Federal Reserve (the “Fed”) maintained unchanged its target interest rate at a range of between 0.00% and 0.25%, however, it decided to further reduce its monthly government asset purchases. The DJIA and the S&P 500 increased 5.4% and 4.4%, respectively, during December 2021; the interest rate on the 10-year Treasury note increased 7 basis points to 1.51% and the U.S. dollar depreciated 0.3% (measured by the DXY Index4). In Mexico, the MSCI Mexico Index registered a significant increase of 12.6% and the Mexican peso appreciated 4.5% during the month to Ps. $20.53, whereas the Fund’s NAV increased 10.9%, underperforming its benchmark.

During calendar year 2021, the Fund’s NAV per share underperformed its benchmark, the MSCI Mexico Index, registering a total return5 of 17.7%, compared with a total return of 22.1% registered by the MSCI Mexico Index over the same period. However, over longer-term periods of three-, five- and ten-years ended on December 31, 2021, the Fund has outperformed its benchmark. During the year, the Fund kept reducing its expenses, resulting in an expense ratio of 1.45% as of the end of the Fund´s fiscal year concluded on October 31, 2021, lower than the expense ratio of 1.56% registered during fiscal 2020.

In local news, Mexico´s Central Bank (“Banxico”) increased its overnight interest rate by 50 basis points, raising it to 5.50%, for a total increase of 150 basis points during 2021. S&P Ratings affirmed Mexico’s ’BBB’ credit rating, supported by prudent macroeconomic management with limited debt and deficits increases.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.
5 Performance figures included here take into account the reinvestment of distributions.